ESCROW AGREEMENT

This Escrow Agreement (the "Agreement") dated as of April 25, 2007 is by and between, Rosewind Corporation., a Colorado corporation (the "Company") and Corporate Stock Transfer, Inc., a Colorado corporation (the "Escrow Agent"). The "Escrow Agent," and the "Company," may also be hereinafter referred to as the "Parties."

RECITALS

A. The Company's officers are offering (the "Offering") to prospective investors the right to purchase up to 500,000 Shares of its Common Stock ("Common Shares"), no par value, at a price of $0.25 per Common Share. The Company reserves the right to accept subscriptions for less than the Minimum Investment of $1,000. James B. Wiegand the Company's President, Chief Financial Officer and Sole Director will sell the Common Shares on a "best effort all or none" basis up to the minimum Offering of $50,000 and on a "best efforts" basis, thereafter, up to the Maximum Offering of $125,000.

B. The Company desires to establish an escrow account with the Escrow Agent into which certain monies will be deposited and held in escrow until a minimum of $50,000 in Subscriptions has been raised in connection with that certain Prospectus and Registration Statement on Form SB-2 dated ______________ and those certain Subscription Agreement in connection with the offering (collectively, the "Offering Documents") by individuals or entities desiring to purchase Common Shares ("Subscribers"); and Corporate Stock Transfer has agreed to act as Escrow Agent on behalf of the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises the Parties agree as follows:

1. **ESCROW FEES:** The Company hereby agrees to pay the Escrow Agent $1,000 as compensation for ordinary services rendered hereunder. The Company further agrees to pay the Escrow Agent reasonable fees, which shall be agreed upon between the Parties, for any services in addition to those provided for herein to the extent that the Company has expressly requested such extraordinary services and has been made aware of their cost in advance of their performance.

2. **DEPOSITS:** The Company shall deliver to the Escrow Agent all checks, drafts and money orders ("Subscription Payments") received by the Company from the Subscribers in connection with the Offering. All checks, drafts or money orders for payment of the Proceeds shall be made payable to Rosewind Corporation and shall be deposited promptly to the escrow account. The Company shall keep full and proper records (the "Records") of the names of subscribers, the number of Common Shares purchased and amount of Subscription Payments paid by each Subscriber.

3. **INVESTMENT OF FUNDS:** All Subscription Payments shall be cleared and held in an account which is FDIC insured.

4. **TERMINATION DATE:** For the purpose of this Agreement, the "Termination Date" shall be 90 business days from the effective date of the Company's Registration Statement on Form Sb-2, unless terminated earlier by the Company , or extended by them, in writing for up to an additional 90 business days.

5. **DISBURSEMENT OF FUNDS:**

   (a) TERMINATION OF THE OFFERING: If the Escrow Agent has not received on or before the Termination Date, Subscription Payments in aggregate amount of at least Fifty Thousand Dollars ($50,000), then the Escrow Agent shall proceed as directed by the Company. The Escrow Agent, if so directed, shall release all Subscription Payments to each Subscriber, respectively, at the address given by such Subscriber in the Subscription Agreement. All disbursements by the Escrow Agent pursuant to this section shall be made by the Escrow Agent's usual escrow checks and shall be mailed by first class United States Postal Services mail, postage pre-paid, as soon as practicable but not later than the third business day after the Termination Date.

JBW 4/25/07

(b) INITIAL CLOSING OF OFFERING: If the Escrow Agent has received on or before the Termination Date, Subscription Payments in an aggregate amount of not less than Fifty Thousand Dollars ($50,000), and the Company's acceptance of each Subscriber, in writing, then the Escrow Agent shall disburse all Subscription Documents and Subscription Payments, with interest, to the Company in immediately available funds in accordance with the written instructions from the Company.

(c) SUBSEQUENT CLOSINGS: After an initial closing of the offering, from time to time upon receipt by the Escrow Agent of additional Subscription Payments and written acceptance of each Subscriber by the Company the Escrow Agent shall disburse all then held Subscription Payments, with interest, to the Company in immediately available funds in accordance with the Company's written instructions.

6. **COLLECTED FUNDS:** No Subscription Payment shall be disbursed pursuant to Section 5 until such Subscription Payment has been received by the Escrow Agent in immediately available funds.

7. **LIABILITY OF ESCROW AGENT:** In performing any duties under this Agreement, the Escrow Agent shall not be liable to the Company or any Subscriber for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative's authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or permitted by it in good faith in accordance with the reasonable advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any Party to this Agreement.

8. **FEES AND EXPENSES:** It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement after approval by the Company, or if the Company requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs, attorney's fees, including allocated costs of in-house counsel, and reasonable expenses occasioned by such default, delay, controversy or litigation. The Company promises to pay these sums promptly after demand.

9. **CONTROVERSIES:** If any controversy arises between the Parties to this Agreement concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

10. **INDEMNIFICATION OF ESCROW AGENT:** The Company and their successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter ("Losses"); provided, however, no such duty to indemnity or hold harmless shall apply to the extent such Losses are caused by the gross negligence or willful misconduct on the part of the Escrow Agent.

BW 4/25/07

11. **RESIGNATION OF ESCROW AGENT:** The Escrow Agent may resign at any time upon giving at least (30) days written notice to the Company provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The Company shall use their best efforts to obtain a successor escrow agent within thirty (30) days after receiving such notice. If the Company fails to appoint a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of Colorado. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

12. **AUTOMATIC SUCCESSION:** Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its global escrow business, shall be the Successor to the Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

13. **TERMINATION:** This Agreement shall terminate upon the completion of the conditions of Sections 5(a) or 5(b) hereof, without any notices to any person, unless earlier terminated pursuant to the terms hereof.

14. **MISCELLANEOUS:**

(a) GOVERNING LAWS: This Agreement is to be construed and interpreted according to Colorado law without regard to the conflict of laws principles thereof.

(b) COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) NOTICES: All instructions, notices and demands herein provided for shall be in writing and shall be mailed postage prepaid, first class mail, delivered by courier, or telecopies as follows:

If to the Company:

Rosewind Corporation
16200 WCR 18E
Loveland, CO 80537
Attn.: James B. Wiegand, President

Telephone No.: 970-635-0346
Fax No.: 970-635-0346

If to the Escrow Agent:

Corporate Stock Transfer, Inc.
3200 Cherry Creek Drive South, Suite 430
Denver, CO 80209
Attn.: Carylyn Bell, President

Telephone No: 303-282-4800
Fax No: 303-282-5800

(d) AMENDMENTS: This Agreement may be amended by written notice signed by the Company, except that Section 7 through Section 13 may be amended only with the consent of the Escrow Agent.

The Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the securities offered for sale by the Company. The Company further agrees that it will insert in the Subscription Agreement and make available to prospective purchasers of the securities the statement in bold and italics below and will furnish to the Escrow Agent a copy of each such prospectus, offering circular, advertisement, subscription agreement or other document at least 5 business days prior to its distribution to prospective Subscribers.

JBW 4/25/07

"The undersigned acknowledges that Corporate Stock Transfer, Inc. is acting only as an escrow agent in connection with the offering of the securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such interests."

The Parties hereto have executed this Agreement by their duly authorized representatives as of the date set forth above.

Rosewind Corporation.	Corporate Stock Transfer, Inc., as Escrow Agent
By: ______ James B. Wiegand, President	By: ______ Carylyn Bell, President
Date: 4/25/07	Date: 4/26/07

ORC 361139-2.051767.0030